Exhibit 99.0

DiVall Insured Income Properties 2, L.P.

QUARTERLY NEWS

A publication of The Provo Group, Inc.	THIRD QUARTER 2003

SOLID, STABLE, and PREDICTABLE

PERFORMANCE SEEN FOR 2004

Based on our successes in 2003 toward resolving substantially all litigation matters and selling properties with perceived future risk; we are delighted to report that most of the partnership’s “issues” have been put behind us. We see the year ahead, 2004, as operating smoothly with stable cash flow. We’ve always hoped to get to the point where our Quarterly Newsletter is boring .. . . and we think we’ve accomplished our objective.

We are also pleased to note that original investors have received cumulative cash distributions in excess of their original investment, with remaining assets still producing strong returns in today’s interest rate environment.

DISTRIBUTION HIGHLIGHTS

•	$2,430,000 total amount distributed for the Third Quarter 2003 which is $1,987,000 higher than originally projected primarily because of the sale of three properties during the Third Quarter.	•	$1,218 to $1,068 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (3/90) respectively. (Distributions are from both cash flow from operations and “net” cash activity from financing and investing activities).

•	$52.50 per unit (approx.) for the Third Quarter 2003, of this approximately $42.93 is “return of capital”. The annualized “operating return” (net of the return of capital) is 8%.

SEE INSIDE

Property Sales	2
Litigation Issues	2
Questions & Answers	2

PROPERTY HIGHLIGHTS

Property Sales

•	Hardee’s (Fond du Lac, WI). The sale with Milwaukee Street Partners, LLC closed on July 30, 2003. The net sales proceeds of $700,000 will be distributed with the November 15, 2003 distribution.

•	Omega Restaurants (Milwaukee, WI). The sale of this property with the tenant closed on July 28, 2003. The net sales proceeds of $800,000 will be distributed with the November 15, 2003 distribution.

•	Former Fiesta Time (Twin Falls, ID). The sale of this property closed on August 22, 2003. The net sales proceeds of $520,000, will be distributed with the November 15, 2003 distribution.

Litigation Issues

•	Popeye’s (Park Forest, IL) This tenant was delinquent at September 30, 2003 in the amount of $145,927. The delinquent amount represents 2001 and 2002 percentage rents as well as the related late fees. Although this tenant is in default they remain current with their fixed rent. We are actively pursuing the collection of the past due balance. This tenant continues to seek a settlement which is not in the best interest of the partnership. We have changed our strategy to seek rent and possession of this property rather than simply a suit for collection.

Rents Receivable

•	Miami Sub’s (Palm Beach, FL) was delinquent $10,122 in rent and late fees as of September 30, 2003. This tenant has agreed to make double payments to get caught up.

QUESTIONS & ANSWERS

•	When can I expect my next distribution mailing?

Your distribution correspondence for the Fourth Quarter of 2003 is scheduled to be mailed on February 13, 2004.

•	If I have questions or comments, how can I reach your office?

MAIL:	Investor Relations, 101 W. 11th Street, Suite 1110
Kansas City, MO 64105
PHONE:	800-547-7686 OR (816) 421-7444 EXTENSION 224
FAX:	(816) 221-2130
E-MAIL:	mevans@theprovogroup.com

DIVALL INSURED INCOME PROPERTIES 2 L.P.

STATEMENTS OF INCOME AND CASH FLOW CHANGES

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2003

	PROJECTED	ACTUAL	VARIANCE
	3RD QUARTER 09/30/2003	3RD QUARTER 09/30/2003	BETTER (WORSE)
OPERATING REVENUES
Rental income	$744,051	$699,736	$(44,315)
Interest income	4,500	4,117	(383)
Net gain on sale of properties		304,373	304,373
Other income	0	1,130	1,130

TOTAL OPERATING REVENUES	$748,551	$1,009,355	$260,804

OPERATING EXPENSES
Insurance	$8,685	$8,682	$3
Management fees	50,919	50,664	255
Overhead allowance	4,110	4,091	19
Advisory Board	2,189	2,188	2
Administrative	13,944	8,163	5,781
Professional services	11,300	14,254	(2,954)
Auditing	18,000	18,000	0
Legal	12,000	3,680	8,320
Property Expenses	10,329	5,978	4,351

TOTAL OPERATING EXPENSES	$131,476	$115,699	$15,777

INVESTIGATION AND RESTORATION EXPENSES	$0	$45	$(45)

NON-OPERATING EXPENSES
Uncollectible Receivable	$24,150	$0	$24,150
Depreciation	76,659	66,144	10,515
Amortization	3,990	3,807	183

TOTAL NON-OPERATING EXPENSES	$104,799	$69,951	$34,848

TOTAL EXPENSES	$236,274	$185,695	$50,581

NET INCOME	$512,277	$823,660	$311,384

			VARIANCE
OPERATING CASH RECONCILIATION:
Depreciation and amortization	80,649	69,951	(10,698)
Recovery of amounts previously written off	0	(1,115)	(1,115)
Net gain on sale of properties	0	(304,373)	(304,373)
(Increase) Decrease in current assets	(230,585)	(252,110)	(21,525)
Increase (Decrease) in current liabilities	17,975	87,133	69,158
(Increase) Decrease in cash reserved for payables	(20,024)	(90,428)	(70,404)
Current cash flows advanced from (reserved for) future distributions	83,660	91,160	7,500

Net Cash Provided From Operating Activities	$443,952	$423,879	$(20,072)

CASH FLOWS (USED IN) FROM INVESTING AND FINANCING ACTIVITIES
Indemnification Trust (Interest earnings reinvested)	(1,500)	(876)	624
Security deposits applied	0	(14,500)	(14,500)
Net sale proceeds from sale of properties	0	2,018,936	2,018,936
Recovery of amounts previously written off	0	1,115	1,115

Net Cash (Used In) From Investing And Financing Activities	$(1,500)	$2,004,674	$2,006,174

Total Cash Flow For Quarter	$442,452	$2,428,553	$1,986,102
Cash Balance Beginning of Period	902,709	1,199,596	296,887
Less 2nd quarter distributions paid 8/03	(443,000)	(845,000)	(402,000)
Change in cash reserved for payables or future distributions	(63,636)	(732)	62,904

Cash Balance End of Period	$838,526	$2,782,417	$1,943,893
Cash reserved for 3rd quarter 2003 L.P. distributions	(443,000)	(2,430,000)	(1,987,000)
Cash reserved for payment of accrued expenses	(242,875)	(199,923)	42,952
Cash advanced from (reserved for) future distributions	(101,075)	(101,075)	0

Unrestricted Cash Balance End of Period	$51,576	$51,419	$(155)

	PROJECTED	ACTUAL	VARIANCE
* Quarterly Distribution	$443,000	$2,430,000	$1,987,000
Mailing Date	11/14/2003	(enclosed )	—

* Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2003 PROPERTY SUMMARY

AND RELATED RECEIPTS

AS OF SEPTEMBER 30,2003

PORTFOLIO	(Note 1)	REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	ANNUAL RECEIPTS	RETURN
APPLEBEE’S	COLUMBUS, OH	1,059,465	135,780	12.82%		84,500	29,849	0	0.00%	1,143,965	135,780	11.87%
BLOCKBUSTER	OGDEN, UT	646,425	104,500	16.17%						646,425	104,500	16.17%
DENNY’S	PHOENIX, AZ	972,726	65,000	6.68%		183,239	0	0	0.00%	1,155,965	65,000	5.62%
CHINESE SUPER BUFFET (4)	PHOENIX, AZ	865,900	64,371	7.43%		221,237	0	0	0.00%	1,087,137	64,371	5.92%
VACANT (7)	TWIN FALLS, ID	0	30,000	4.29%						0	30,000	3.37%
VACANT (9)	S. MILWAUKEE, WI
HARDEE’S (2)	FOND DU LAC, WI		57,720	6.79%						0	57,720	5.06%
HOOTER’S	R. HILLS, TX	1,246,719	95,000	7.62%						1,246,719	95,000	7.62%
DAYTONA’S BAR AND GRILL (6)	DES MOINES, IA	845,000	60,000	7.10%		52,813	0	0	0.00%	897,813	60,000	6.68%
KFC	SANTA FE, NM	451,230	60,000	13.30%						451,230	60,000	13.30%
MIAMI SUBS (9)	PALM BEACH, FL	743,625	55,000	7.40%						743,625	55,000	7.40%

Note	1: This property summary includes only property and equipment held by the Partnership during 2003.
2:	These leases were assumed by Hardee’s Food Systems at a reduced rental rate from that stated in the original leases. The property was sold in July 2003 at a sales price of $720,000.
3:	Village Inn vacated the property in February 2002; however, Village Inn was charged monthly rent until a lease termination and settlement agreement was executed in June 2003. (The charges were not recorded for accounting purposes beginning January 2003.) The Partnership received a $50,000 lease termination fee from Village Inn. The property was leased to a new tenant, Panda Buffet, in February 2003 and rent commenced in July 2003.
4:	Chinese Super Buffet obtained possession of the property in August 2002 and rent commenced in January 2003.
5:	Tenant, Paul Bouraxis, executed agreement to purchase property at a price of $825,000. Closing was July 28, 2003.
6:	Hickory Park’s lease expired on December 31, 2002; however, Management executed a 5 year lease directly with the subtenant, Daytona’s Bar and Grill.
7:	The Partnership received $30,000 in past rent upon eviction of Fiesta Time from the property in February 2003. Management executed a contract to sell the property in the Third Quarter of 2003 for $555,000. The closing date was August 2003.
8:	Although the property continues to operate as a Miami Subs restaurant a new lease was executed in the Fourth Quarter of 2002.
9:	The property was sold in April 2003 for a sales price of $450,000.

PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2002 PROPERTY SUMMARY

AND RELATED RECEIPTS

PORTFOLIO	(Note 1)	REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	TOTAL RECEIPTS	RETURN
OMEGA RESTAURANT (5)	MILWAUKEE, WI		56,361	5.58%							56,361	3.96%
“ “	“ “					151,938	41,933	0	0.00%
“ “	“ “					780,000	110,292	0	0.00%	780,000	0	0.00%
POPEYE’S	PARK FOREST, IL	580,938	77,280	13.30%						580,938	77,280	13.30%
SUNRISE PRESCHOOL	PHOENIX, AZ	1,084,503	123,318	11.37%		79,219	33,047	0	0.00%	1,182,735	123,318	10.43%
						19,013	6,710	0	0.00%
PANDA BUFFET ( FORMERLY VILLAGE INN) (3)	GRAND FORKS, ND	739,375	16,250	2.20%						739,375	16,250	2.20%

WENDY’S	AIKEN, SC	633,750	90,480	14.28%						633,750	90,480	14.28%
WENDY’S	CHARLESTION, SC	580,938	77,280	13.30%						580,938	77,280	13.30%
WENDY’S	N. AUGUSTA, SC	660,156	87,780	13.30%						660,156	87,780	13.30%
WENDY’S	AUGUSTA, GA	728,813	96,780	13.28%						728,813	96,780	13.28%
WENDY’S	CHARLESTON, SC	596,781	76,920	12.89%						596,781	76,920	12.89%
WENDY’S	AIKEN, SC	776,344	96,780	12.47%						776,344	96,780	12.47%
WENDY’S	AUGUSTA, GA	649,594	86,160	13.26%						649,594	86,160	13.26%
WENDY’S	CHARLESTON, SC	528,125	70,200	13.29%						528,125	70,200	13.29%
WENDY’S	MT. PLEASANT, SC	580,938	77,280	13.30%						580,938	77,280	13.30%
WENDY’S	MARTINEZ, GA	633,750	84,120	13.27%						633,750	84,120	13.27%

PORTFOLIO TOTALS		15,605,095	1,844,361	11.82%		1,571,959	221,831	0	0.00%	17,025,116	1,844,360	10.83%

Note	1: This property summary includes only property and equipment held by the Partnership during 2003.
2:	These leases were assumed by Hardee’s Food Systems at a reduced rental rate from that stated in the original leases. The property was sold in July 2003 at a sales price of $720,000.
3:	Village Inn vacated the property in February 2002; however, Village Inn was charged monthly rent until a lease termination and settlement agreement was executed in June 2003. (The charges were not recorded for accounting purposes beginning January 2003.) The Partnership received a $50,000 lease termination fee from Village Inn. The property was leased to a new tenant, Panda Buffet, in February 2003 and rent commenced in July 2003.
4:	Chinese Super Buffet obtained possession of the property in August 2002 and rent commenced in January 2003.
5:	Tenant, Paul Bouraxis, executed agreement to purchase property at a price of $825,000. Closing was July 28, 2003.
6:	Hickory Park’s lease expired on December 31, 2002; however, Management executed a 5 year lease directly with the subtenant, Daytona’s Bar and Grill.
7:	The Partnership received $30,000 in past rent upon eviction of Fiesta Time from the property in February 2003. Management executed a contract to sell the property in the Third Quarter of 2003 for $555,000. The closing date was August 2003.
8:	Although the property continues to operate as a Miami Subs restaurant a new lease was executed in the Fourth Quarter of 2002.
9:	The property was sold in April 2003 for a sales price of $450,000.